AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 12th day of August, 2008, among HALCYON JETS HOLDINGS, INC., a Delaware corporation (“Holdings”), HALCYON JETS, INC., a Nevada corporation (the “Company”), both having an address at 336 West 37th Street, 8th Floor, New York, New York 10018 and MITCHELL BLATT (the “Employee”) having an address at 41 Villas Circle, Melville, New York 11747.

W I T N E S S E T H:

WHEREAS, the Employee has been employed by Holdings and the Company as Chairman of the Board and Chief Executive Officer pursuant to an Employment Agreement (the “Employment Agreement”) dated May 29, 2008, and has been an member of the Board of Directors of Holdings and the Company; and

WHEREAS, the Employee has agreed to resign his employment by Holdings and the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, including the mutual promises herein set forth, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Resignation. The Employee hereby resigns as Chairman, Chief Executive Officer, director and as an employee of Holdings and the Company effective on the date of this Agreement.

2.    Severance. The severance period shall be deemed to extend for a period beginning on the date of this Agreement through and including July 31, 2009 (the “Severance Period”). The Employee shall receive from the Company as severance pay a continuation of his base salary in the annual amount of $300,000 less any lawful tax withholdings, payable in accordance with the Company’s customary payroll practices during the Severance Period. The amounts payable under this Section 2 shall be payable nothwithstanding the death or disability of the Employee during the Severance Period.

3.    Warrants. Pursuant to Section 3(f) of the Employment Agreement, Holdings granted to the Employee warrants to purchase 1,000,000 shares of Holdings’ common stock at an exercise price of $.38 per share. The Employee shall be entitled to retain warrants to purchase 500,000 shares of Holdings’ common stock, all of which are hereby deemed fully vested as of the date of this Agreement, and the Employee agrees that warrants to purchase the balance of 500,000 shares of Holdings’ common stock are hereby cancelled. The warrants to purchase 500,000 shares (a) shall be set forth in a separate warrant certificate, (b) shall have an exercise price of $.38 per shares (subject to adjustment as set forth in the Employment Agreement), (c) shall have an expiration date of July 31, 2013, (d) shall be exercisable on a cashless basis if not registered under the Securities Act of 1933, as amended (the “Act”), within six (6) months of the date of this Agreement, and (e) shall be registered under the Act at the same time as any options or warrants granted to the members of Holdings’ Board of Directors, executive officers or consultants.

4.    Benefit Limitations. The Employee shall not be deemed to be or considered as an employee of either Holdings or the Company after the date of this Agreement. Accordingly, the benefits of employment, including, but not limited to, any health insurance, pension, vacation days, sick days, 401K, shall not accrue thereafter, except for the Employee’s COBRA rights.

5.    Employment Inquiries. Holdings and the Company whenever possible shall refer all inquiries from potential future employers regarding the Employee to the Company’s Chief Financial Officer. The Company shall not respond to any inquiries that are not in proper written form, unless specifically requested by the Employee in writing, and shall only confirm the Employee’s dates of employment and positions with the Company and Holdings and that the Employee resigned from such positions.

6.    Employment Agreement. Sections 8 (Indemnification), 9 (Confidential Information), 10 (Non-Competition), 11 (Non-Solicitation), and 12(a) and (b) (Non-Disparagement; Release; Other Agreements) of the Employment Agreement shall continue in full force and effect notwithstanding the Employee’s resignation. All other terms and conditions of the Employment Agreement are hereby terminated, effective immediately.

7.    Release by Employee. For valuable consideration from Holdings and the Company, receipt of which is hereby acknowledged by the Employee, the Employee releases and forever discharges Holdings and its subsidiaries and affiliates, and their respective securityholders, affiliates, officers, directors, partners, agents, employees, and attorneys, and all trustees and administrators under any plans, successors and assigns of Holdings or any of its subsidiaries (collectively, the “Affiliates”), and covenants to forever cease and refrain from instituting, maintaining, pressing, collecting or in any way aiding and proceeding against, and releases and forever discharges each of the Affiliates from any and all claims, suits or actions, whether known or unknown, which Employee had, now has or may have against any Affiliate, from the beginning of time, including but not limited to, any such claims, suits or actions relating to employment with Holdings and the Company or the termination thereof, including any attorney fees incurred thereby, or under any equal employment opportunity law, ordinance, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1866, as amended, 42 U.S.C. §1981 et seq., Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1144, the Federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and any other applicable federal, state or local, constitutional or statutory provision, order or regulation, arising from any event or act of omission or commission. This release includes, but is not limited to, any and all claims, suits or actions of any kind, occurring during the term of employment with the Company through the date of this Agreement, including any alleged injuries or damages suffered at any time after the date of this Agreement by reason of the continued effects of any such alleged acts which occurred on or before the date hereof. In consideration of the payments provided herein, the Employee gives up any rights he may have under these or any other laws with respect to his employment and termination and acknowledges that neither Holdings nor the Company has (i) discriminated against him; (ii) breached any express or implied contract with him; or (iii) otherwise acted unlawfully toward him. This release shall not apply to matters to be performed under this Agreement subsequent to the date hereof, including without limitation his right to payments under any of this Agreement. This release shall not apply with respect to the rights of the Employee, if any, for indemnification in accordance with Holdings’ and the Company’s Certificates of Incorporation and/or By-Laws for third-party claims arising from the Employee’s acts or omissions, as an officer and/or director of Holdings or the Company.

8.    Release by Holdings and the Company. In consideration of the Employee’s agreement to the terms hereof, Holdings and the Company hereby release and forever discharge the Employee from any and all claims, suits or actions, of any kind, whether express or implied, known or unknown, which they have or may have against the Employee, arising out of his employment or the cessation thereof, or from any act occurring during the term of employment through the date hereof. This release does not apply to matters to be performed by the Employee under this Agreement subsequent to the date hereof.

9.    Return of Property. Simultaneous with the execution of this Agreement, the Employee shall turn over to the Company any and all keys, credit cards, security passes, personal computers, computer disks, records or property of either Holdings or the Company, or copies thereof, in the Employee’s possession or custody.

10.   Cooperation. The Employee agrees to cooperate at any and all times with Holdings and the Company in any litigation in which he or them is named as a party or whose subject matter relates to any action he took while an employee, officer, director or trustee thereof. This cooperation includes, but is not limited to, making himself available at a mutually convenient time for assistance to any of them in defending its position or for witness preparation for a deposition or any court proceeding. Except as set forth in the following sentence, the Company shall compensate the Employee at a rate consistent with his current salary, for all such cooperation, other than brief telephone conversations, and the Company shall reimburse the Employee for travel or other Company pre-approved out-of-pocket expenses incurred by the Employee in such cooperation. Holdings agrees to indemnify and defend the Employee from and against any and all claims, damages and liability whatsoever arising out of this Agreement or otherwise, including without limitation attorneys fees and expenses and related costs of defense, that result from any claims by employees, customers, suppliers, government agencies and others relating to Holdings or the Company arising out of the Employee’s employment or its cessation or from the Employee’s actions on behalf of Holdings or the Company during the term of employment, except that no indemnification will be provided for any proceeding by any such third party unless the Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Holdings and the Company and, with respect to any criminal proceeding, the Employee had no reasonable cause to believe his conduct was unlawful. The Employee, Holdings and the Company each agree to execute any and all documents and instruments in furtherance of this Agreement.

11.    Right of Revocation. The Employee understands that, pursuant to the Older Workers Benefit Protection Act of 1990, he is entitled to consult with an attorney and to have twenty-one (21) days within which to consider this Agreement fully. The Employee shall have seven (7) days following his signing of this Agreement to revoke this Agreement, which revocation shall be done in writing and delivered to the Chief Financial Officer of Holdings. This Agreement shall not become effective or enforceable until the revocation period has expired.

12.    Counsel. The Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement and has had an opportunity to consult with an attorney, and has freely chosen not to do so. Greenbaum, Rowe, Smith & Davis LLP has represented only the interests of the Company in connection with this Agreement, and not the interests of the Employee.

13     Prevailing Party. In the event that either party to this Agreement prevails in any litigation to enforce his or its rights under this Agreement, such prevailing party shall be entitled to the reimbursement by the non-prevailing party of his or its reasonable legal fees and other costs of litigation.

14.    Severability. Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws provisions.

16.    Integration. This Agreement contains the complete understanding among Holdings, the Company and the Employee, and no other promises or agreements shall be binding unless signed by both. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

17.    Amendments. This Agreement may only be changed or amended by a written agreement signed by all of the parties hereto.

18.    Knowledge and Consent. By signing below, Holdings, the Company and the Employee indicate that they have carefully read and understood the terms of this Agreement, enter into the Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

19.    Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Agreement is not assignable by a party without the prior written consent of the other party.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first set forth above.

The Employee:

/s/MitchellBlatt
Mitchell Blatt

The Company:
HALCYON JETS, INC.

By: /s/ Jan E. Chason
Jan E. Chason, Chief Financial Officer

Holdings:
HALCYON JETS HOLDINGS, INC.

By: /s/ Jan E. Chason
Jan E. Chason, Chief Financial Officer